Press Release

Capital Automotive Announces Suspension of Dividend Reinvestment and Share Purchase Plan

MCLEAN, Va., September 9, 2005 — Capital Automotive REIT (Nasdaq: CARS), today announced that, in accordance with the terms of the previously announced merger agreement pursuant to which the Company will be acquired by clients advised by DRA Advisors LLC, it is suspending its Dividend Reinvestment and Share Purchase Plan, effective at 5:30 p.m. Eastern Daylight Time on September 9, 2005. All dividends paid while the Plan is suspended will be paid in cash. In addition, the entire amount of any optional cash payment that is not received or has not been invested by American Stock Transfer and Trust Company, the Plan administrator, before 5:30 p.m. today will be returned to the Plan participant as soon as practicable.

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust. The Company’s primary strategy is to acquire real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Website at http://www.capitalautomotive.com.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger, the Company will file relevant materials with the Securities and Exchange Commission, including a proxy statement. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED ITEMS. The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov . In addition, shareholders may obtain free copies of the documents that the Company files with the SEC by accessing the Company’s Website. Shareholders are urged to read the proxy statement and other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

The executive officers and trustees of the Company have interests in the proposed merger, some of which differ from, or are in addition to, those of the Company’s shareholders generally. In addition, the Company and its executive officers and trustees may be deemed to be participating in the solicitation of proxies from the security holders of the Company in connection with the proposed merger. Information about the executive officers and trustees of the Company, their relationship with the Company and their beneficial ownership of Company securities is set forth in the proxy statement for the Company’s 2005 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 1, 2005. Shareholders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and trustees in the proposed merger by reading the proxy statement regarding the merger when it becomes available.

Contact Information

David S. Kay

Senior Vice President, Chief Financial Officer and Treasurer

Capital Automotive REIT

703.394.1302